Exhibit 99.2

                                Intel Corporation
      Unaudited operating segment results for 2003, 2002 and 2001 conformed to reflect the company's new basis of segment reporting


     The company designs, develops, manufactures and markets computing and communications products at various levels of integration. In December 2003, the company announced that in 2004 it would be consolidating its communications-related businesses into a single organization, the Intel Communications Group (ICG). Previously, these communications businesses were in two separate product line operating segments: the former Intel Communications Group and the Wireless Communications and Computing Group (WCCG). Beginning in the first quarter of 2004, the company is presenting operating segment results under the new organizational structure. The company now reports two product-line operating segments: the Intel Architecture business, which is composed of the Desktop Platforms Group, the Mobile Platforms Group and the Enterprise Platforms Group; and ICG. Prior to the combining of the communications-related businesses, the consumer electronics business, which was previously part of ICG, was moved into the Intel Architecture business. As a result of the changes discussed above, 2003, 2002 and 2001 amounts have been restated to reflect the new operating segment presentation as well as certain additional minor reorganizations effected through the second quarter of 2004.

     The company's Executive Office consists of Chief Executive Officer (CEO) Craig R. Barrett and President and Chief Operating Officer (COO) Paul S. Otellini. The CEO and COO have joint responsibility as the Chief Operating Decision Maker (CODM), as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The CODM allocates resources to and assesses the performance of each operating segment using information about their revenue and operating profit before interest and taxes.

     The Intel Architecture operating segment's products include microprocessors and related chipsets and motherboards. Net revenue for the Intel Architecture operating segment made up approximately 87% of the company's consolidated net revenue in 2003 (83% in 2002 and 81% in 2001). Revenue from sales of microprocessors within the Intel Architecture operating segment represented 73% of consolidated net revenue in 2003 (70% in 2002 and 67% in 2001). ICG's products include flash memory; wired Ethernet and wireless connectivity products, communications infrastructure components such as network and embedded processors and optical components; microcontrollers; application and cellular processors used in cellular handsets and handheld computing devices; and cellular baseband chipsets. The company's products in each operating segment are sold directly to original equipment manufacturers, and through retail and industrial distributors as well as reseller channels throughout the world.

     In addition to these operating segments, the company has sales and marketing, manufacturing, finance and administration groups. Expenses of these groups are allocated to the operating segments and are included in the operating results reported below.

     The "all other" category includes acquisition-related costs, including amortization of acquisition-related intangibles and charges for purchased in-process research and development. In 2003, acquisition-related costs also included a goodwill impairment charge of $611 million taken in the fourth quarter for the remaining goodwill balance related to WCCG, and in 2002 included a $127 million impairment of acquisition-related identified intangibles related to prior-year acquisitions. "All other" also includes the results of operations of seed businesses that support the company's initiatives, and the results for 2002 included a charge of $106 million related to the wind-down of the Intel Online Services web hosting business. Finally, "all other" includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments. For 2001, "all other" also included goodwill amortization; however, beginning in 2002, goodwill is no longer amortized.

     The company does not identify or allocate assets by operating segment, and does not allocate depreciation as such to the operating segments, nor does the CODM evaluate operating segments on these criteria. Operating segments do not record intersegment revenue, and, accordingly, there is none to be reported. The company does not allocate interest and other income, interest expense or taxes to operating segments. Except as discussed above, the accounting policies for segment reporting are the same as for the company as a whole.

     Net revenue and operating income or loss for reportable segments for the three years ended December 27, 2003 were as follows:

     (In Millions)                       2003           2002           2001
     -------------                       ----           ----           ----

     Intel Architecture Business

     Net revenue                    $    26,178    $    22,347    $    21,446

     Operating income               $    10,354    $     6,498    $     6,277

     Intel Communications Group

     Net revenue                    $     3,928    $     4,288    $     4,812

     Operating loss                 $      (824)   $      (817)   $      (984)

     All Other

     Net revenue                    $        35    $       129    $       281

     Operating loss                 $    (1,997)   $    (1,299)   $    (3,037)

     Total

     Net revenue                    $    30,141    $    26,764    $    26,539

     Operating income               $     7,533    $     4,382    $     2,256

     In 2003, one customer accounted for approximately 19% of the company's revenue (16% in 2002) while another customer accounted for approximately 15% in both 2003 and 2002. These customers each accounted for approximately 14% of the company's revenue in 2001. A substantial majority of the sales to these customers were Intel Architecture business products.